EXHIBIT 99.1

Bioject Medical Technologies Inc.
John Gandolfo, Chief Financial Officer
Cecelia C. Heer, Investor Relations Manager
908-470-2800, ext. 5103
www.bioject.com

BIOJECT REPORTS SECOND-QUARTER 2003 RESULTS

Revenues Increase 36% over 2002

BEDMINSTER, NJ, July 29, 2003 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today announced financial results for the second quarter of 2003, which ended June 30, 2003.

For the second quarter, Bioject reported revenues of $1.4 million, a 36% increase over the previous year’s second-quarter revenues of $1.0 million, due to large shipments of cool.click™ product to Serono and the shipment of Biojector® 2000 product to the U.S. military. Second-quarter product sales were $1.2 million compared to $680,000 in the prior year. The Company reported a second-quarter operating loss of $2.5 million and net loss allocable to common shareholders of $2.4 million, compared to an operating loss of $2.0 million and a net loss allocable to common shareholders of $1.8 million in the comparable year-ago quarter. The higher net loss reflects an increase of $497,000 for research and development expenses in the quarter due largely to costs associated with manufacturing scale up for shipment of the Company’s Iject™ product to potential customers and additional sponsored collaborations for DNA-based and commercially-available vaccines. The Company incurred increased sales, general and administrative expenses of $179,000 in the quarter due in part to increased business development costs. In addition, non-operating other income decreased by $169,000 from the second quarter of 2002 due to lower interest rate returns on cash investments as well as lower cash and investment balances.

Basic and diluted net loss per common share for the quarter were $0.22 per share on 10.7 million weighted average shares outstanding, compared to a net loss of $0.17 per share on 10.6 million weighted average shares outstanding for the same period last year.

For the six months ended June 30, 2003, Bioject reported a net loss allocable to common shareholders of $4.6 million on revenues of $2.5 million. This compares to a net loss allocable to common shareholders of $3.6 million on revenues of $3.6 million for the same period last year.

Basic and diluted net loss per share for the six months ended June 30, 2003 were $0.43 per share on 10.7 million weighted average shares outstanding compared to a net loss of $0.34 per share on 10.6 million weighted average shares outstanding for the comparable period last year.

“We continued to make progress of implementing our business strategy during the first half of 2003. We formed collaborations and signed agreements that will help us generate near-term revenues,” said Jim O’Shea, Chairman, President and CEO. “During the second quarter we signed a services and supply agreement with the National Institutes of Health by signing a subcontract with the SAIC-Frederick, whereby the federal government will utilize our B-2000 needle-free technology in HIV and Ebola clinical trials and will reimburse Bioject for the services that we provide. We also received a large purchase order from the U.S. Navy for our B-2000 products. In addition, in August of this year, we are anticipating the initial shipment of needle-free vial adaptors to the undisclosed drug development company under the terms of the agreement reached in March 2003.”

“Our primary focus continues to be the development of additional partnerships with pharmaceutical and biotechnology companies, and we remain confident with our ability to execute our growth strategy and develop new relationships going forward as we are seeing increased interest from several potential partners,” O’Shea concluded.

The Company will conduct a conference call to discuss second quarter results on Wednesday, July 30, 2003 at 10:00 a.m. Eastern Daylight Time. The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, and Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to future revenues and earnings and additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™ and the SeroJet™ , will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information on Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue
Net sales of products	$1,155	$680	$1,939	$1,802
Licensing/technology fees	264	366	581	1,752

	1,419	1,046	2,520	3,554

Expenses
Manufacturing	1,191	1,070	2,120	2,830
R&D	1,290	793	2,430	1,817
Selling, general and administrative	1,395	1,216	2,732	2,778

Total operating expenses	3,876	3,079	7,282	7,425

Operating loss	(2,457)	(2,033)	(4,762)	(3,871)
Other income	66	235	156	310

Net loss allocable to common shareholders	$(2,391)	$(1,798)	$(4,606)	$(3,561)

Basic and diluted net loss per common share	$(0.22)	$(0.17)	$(0.43)	$(0.34)

Shares used in per share calculations	10,708,247	10,588,757	10,654,043	10,560,437

Bioject Medical Technologies Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(unaudited)
	June 30,	Dec 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$11,148	$8,896
Marketable securities	2,565	8,404
Accounts receivable	682	562
Receivable from related party, current	74	74
portion Inventories, net	1,588	1,303
Other current assets	325	163

Total current assets	16,382	19,402
Long-term marketable securities	3,414	5,077
Receivable from related party	37	74
Property and equipment, net	3,663	2,898
Other assets, net	855	783

Total assets	$24,351	$28,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,266	$1,022
Deferred Revenue	67	67

Total current liabilities	1,333	1,089
Long-term liabilities:
Long-term lease payable	23	26
Deferred revenue	518	252
Shareholders’ equity:
Preferred stock	19,549	19,549
Common stock	88,572	88,356
Accumulated deficit	(85,644)	(81,038)

	22,477	26,867

Total liabilities and shareholders’ equity	$24,351	$28,234

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